EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT: John A. Moore, CEO DATA SYSTEMS & SOFTWARE INC. (302) 993-0541 ext. 220 E-mail: jamoore@dssiinc.com

DATA SYSTEMS & SOFTWARE INC.
COMPLETES INITIAL CLOSING OF PRIVATE PLACEMENT

Mahwah, New Jersey - July 13, 2006-- Data Systems & Software Inc. (OTCBB: DSSI) today announced that it has completed an initial closing of a private placement of its Common Stock, par value $.01 per share. At the initial closing the Company received gross proceeds of $2.26 million, against the issuance of 854,318 shares of Common Stock at a price of $2.65 per share. By the terms of the offering each subscriber, in addition to the Common Stock purchased, received a warrant exercisable for the purchase of 25% of the number of shares purchased, resulting in the issuance at the initial closing of warrants to purchase 213,581 shares. The warrants are exercisable for shares of the Company’s Common Stock for a period of five years at an exercise price of $2.78 per share and are redeemable by the Company in certain circumstances.

In connection with the offering, the Company retained a registered broker-dealer to serve as placement agent. Out of the gross proceeds received at the initial closing, the Company paid the placement agent commissions and expenses of approximately $265,000. In addition, the Company issued to the placement agent warrants to purchase 85,432 shares of Common Stock on the same terms as those issued to the subscribers.

Under the terms of the offering, the Company may raise gross proceeds of up to an aggregate of $3,180,000 from the sale of Common Stock (including the shares issued at the initial closing), at a price of $2.65 per share. The offering commenced on June 12, 2006 and will terminate on August 11, 2006.

The securities issued and issuable in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

About DSSI

Data Systems & Software Inc. (OTCBB: DSSI) is a provider of software consulting and development services. In addition, its Comverge Inc. equity affiliate is a leading Demand Response company enabling utilities, industry and consumers to better manage peak electricity usage. Additional information about DSSI is available at www.dssiinc.com and at www.dsit.co.il.